[LOGO]  SUN                                                       ADVANTAGE BANK
        BANCORP, INC.




News Release
For Immediate Release

Contact:
Dan A. Chila, EVP and Chief Financial Officer, Sun Bancorp, Inc. (856) 691-7700 Peter G. Schoberl, President and CEO, Advantage Bank (800) 959-0068

              Sun Bancorp, Inc. and Advantage Bank Announce Merger

VINELAND, NJ, and BRANCHBURG, NJ, August 26, 2005 - Sun Bancorp, Inc.
(NASDAQ: SNBC) and Advantage Bank (OTCBB:ADBK) jointly announced today that Sun will acquire Advantage Bank for cash and stock in a merger valued at approximately $37.0 million.

         At June 30, 2005, Advantage reported total assets of approximately $166 million and had five branch locations in New Jersey, including three in Somerset County and two in Hunterdon County. On a pro-forma basis as a result of the combination, Sun will reach approximately $3.3 billion in total assets with 79 branch locations throughout New Jersey, Pennsylvania and Delaware. The transaction, which is subject to regulatory and Advantage shareholder approvals, is expected to be completed during first quarter of 2006.

         "Since 1999, Advantage Bank, led by John A. Fallone, chairman of the board, Peter G. Schoberl, president and CEO, and its experienced management team and board of directors, has served the Somerset and Hunterdon Counties' marketplace well," said Thomas A. Bracken, president and CEO, Sun Bancorp, Inc. "We plan to continue their tradition of responsive, local decision making and commitment to the marketplace. This merger is expected to be accretive in 2006 and will allow Sun to more effectively grow into a very attractive, contiguous New Jersey market, as we expand into Somerset County. Additionally, our lone, existing Hunterdon County branch in Holland, NJ, will benefit from the additional support of Advantage Bank's Hunterdon County branches."

                                    --more--

Sun Bancorp, Inc.                                                 Advantage Bank
226 Landis Avenue                                             3421 Route 22 East
Vineland, NJ 08360                                          Branchburg, NJ 08876
(856) 691-7700 o www.sunnb.com          (800) 959-0068 o www.advantagebanknj.com
Member FDIC                                                   Member FDIC & STAR

Sun-Advantage Merger Announcement - page two

         "The Advantage Board is well known and respected in the area, and we are pleased that John Fallone, Advantage's chairman of the board, will join Sun as a board member. We anticipate that all of Advantage's retail and commercial personnel also will remain with Sun reporting to Peter Schoberl, who will serve as Sun's market executive in Somerset and Hunterdon Counties and become a member of Sun's executive management team. Advantage Bank's board of directors will become great additions to Sun as a Hunterdon and Somerset County advisory board, helping us grow our presence in those two dynamic markets," Bracken said.

          "Sun's focus on retail, small business, middle market and real estate lending fits very well with the demographics of Somerset and Hunterdon Counties and complements the similar focus Advantage has had since its inception," said Bracken.

         Bracken noted that Sun's full entrance into a new market, Somerset County, demonstrates the leadership team's commitment to grow strategically in ways that benefit customers and shareholders alike. He also noted that other recent mergers in the area by out of state banks present excellent competitive opportunities for Sun.

         "With Advantage's unique mix of a community banking philosophy and a strong business banking foundation, we believe the transition to Sun will be smooth. The bank will continue to provide the best mix of products and services to local customers, with the added advantage of Sun's more extensive product lines and larger size," said Peter G. Schoberl, president and CEO, Advantage Bank. "Our mission to create a friendly, accessible and responsive banking environment will be carried forward by Sun, giving this marketplace another strong bank."

         The agreement provides that Advantage shareholders may elect to receive either 0.870 shares of Sun common stock or $19.00 in cash for each issued and outstanding share of Advantage common stock, subject to an overall mix of 50 percent stock and 50 percent cash. The stock portion of the merger consideration may be adjusted by Sun to permit up to 60 percent of Sun stock to be issued in the merger. Janney Montgomery Scott LLC acted as financial advisor to Sun and Sandler O'Neill & Partners, LP acted as financial advisor to Advantage. Malizia Spidi & Fisch, PC acted as legal counsel to Sun and Pitney Hardin LLP acted as legal counsel to Advantage.

                                    --more--

Sun-Advantage Merger Announcement - page three

         Sun will Webcast a conference call on the merger at 2 p.m. (ET) today. This conference can be heard live at www.sunnb.com, or callers may dial 1-800-391-2548 and use the verbal pass code VI865367. Visitors are advised to log on or call in 10 minutes ahead of the scheduled start time. An Internet-based replay will be available at the Sun Web site for 48 hours following the call.

         Sun will file a Registration Statement on Form S-4 with the Securities and Exchange Commission (SEC), which will contain the proxy materials of Advantage Bank and certain other information regarding Sun. These proxy materials will set forth complete details of the merger. Investors are urged to carefully read the proxy materials when filed with the SEC because they will contain important information. Investors will be able to obtain a copy of the proxy materials free of charge at the SEC's Web site at www.sec.gov. The materials may also be obtained for free by directing a written request to Sun Bancorp, Inc., 226 Landis Avenue, Vineland, NJ, 08360, Attention: Secretary, and to Advantage Bank, 3421 Route 22 East, Branchburg, NJ, 08876, Attention:
Secretary.

         Investors should read the proxy materials before making a decision regarding the merger.

         Advantage, and its directors and executive officers, may be deemed to be "participants" in Advantage's solicitation of proxies in connection with the proposed merger. Information regarding participants, including their holdings of Advantage stock, is attached hereto.

About Advantage Bank
--------------------

         Advantage Bank is a state-chartered bank headquartered in Branchburg, NJ. Advantage provides a variety of community banking services to small businesses and individuals through its five branches in Somerset and Hunterdon Counties. Advantage is subject to federal and New Jersey statutes applicable to banks chartered under the New Jersey banking laws. Its deposits are insured by the Federal Deposit Insurance Company (FDIC). Accordingly, Advantage is subject to regulation, supervision and examination by the New Jersey State Department of Banking and Insurance and the FDIC.

                                    --more--

Sun-Advantage Merger Announcement - page four

About Sun Bancorp, Inc.
-----------------------

         Sun Bancorp, Inc. is a multi-state bank holding company headquartered in Vineland, New Jersey. Its primary subsidiary is Sun National Bank, serving customers through 74 Community Banking Centers in Southern and Central NJ, Philadelphia, PA, and New Castle County, DE. The bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnb.com.

         The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Sun and Advantage do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

         The following table sets forth information regarding the directors and executive officers of Advantage Bank who may be deemed under applicable rules of the Securities and Exchange Commission to be participants in Advantage's proxy solicitation relating to the merger with Sun Bancorp, Inc.


Name of Beneficial Owner &                                                      Shares Beneficially Owned
Position with the Bank
---------------------------------------------------------------------------------------------------------
o   Pasquale A. Barbieri, Director                                                 67,877
o   John A. Fallone, Chairman of the Board of Directors                           127,256
o   Herbert Gottlieb, Director                                                     36,249
o   Walter M. Hazard, Vice Chairman                                                94,255
o   Stephen J. Lipoczky, Director                                                  46,501
o   Saul Lupin, Treasurer and Director                                             28,713
o   Julie Y. Noles, Senior Vice President and Chief Financial Officer              22,102
o   Anthony D. Schoberl, Director                                                  39,536
o   Peter G. Schoberl, Director, President and Chief Executive Officer             56,285
o   Gregory A. Schneider, Senior Vice President and Senior Loan Officer            20,244
o   Edward M. Stahl, Senior Vice President and Branch Administrator                 4,617

Total (all Directors and the 3 Executive Officers as a group)                          543,635


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